EXHIBIT 4.6

                              BET HOLDINGS II, INC.
                         RESTATED STOCK OPTION AGREEMENT


         THIS RESTATED STOCK OPTION AGREEMENT, dated as of July 30, 1998, is made between BET HOLDINGS II, INC. (the "Company") and Robert L. Johnson (the "Optionee").

                                   WITNESSETH:

         WHEREAS, BET Holdings, Inc. has previously issued certain stock options ("Original Options") to the Optionee to purchase shares of Class A common stock of BET Holdings, Inc.; and

         WHEREAS, the Company shall be the ultimate parent corporation in connection with the Agreement and Plan of Merger among Robert L. Johnson, Liberty Media Corporation, BTV Acquisition Corporation and BET Holdings, Inc.; and

         WHEREAS, the Original Options previously issued to the Optionee by BET Holdings, Inc. shall become options ("Company Options") to acquire Common Stock ("Common Stock") in the Company, as the ultimate parent of the corporate group which previously included BET Holdings, Inc., pursuant to the terms and conditions of this Restated Stock Option Agreement, it being the intention of the parties to fully vest the Original Options, to cause the Options used to restate such Original Options to have an initial value on the date of restatement equal to the differential between (i) Sixty-Three Dollars ($63.00) multiplied by the number of shares of Class A Common Stock which could otherwise have been purchased pursuant to the exercise of such cancelled Original Options and (ii) the aggregate exercise price attributable to all such cancelled Original Options, and to allow the restatement of such Original Options into Options hereunder in such manner as shall satisfy the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties mutually covenant and agree as follows:

         1. Ratification of Outstanding Original Options. Pursuant to the Agreement and Plan of Merger, options to purchase Two Hundred and Sixty-Two Thousand (262,000) shares of the Class A common stock of BET Holdings, Inc. held by the Eligible Executive which remain outstanding as of the date of the transactions contemplated in the Agreement and Plan of Merger (the "Remaining Options") shall, pursuant to this Agreement and Plan of Merger, remain outstanding following the merger. Such Remaining Options, by virtue of the merger and the reorganization transactions following the merger, shall constitute Company Options to purchase Two Hundred and Sixty-Two Thousand (262,000) shares of the Common Stock. The Company Options shall be deemed to have been issued pursuant to the BET Holdings, Inc. 1991 Executive Stock Option Plan, as amended and restated through July 30, 1998 into the BET Holdings II, Inc. 1998 Executive Stock Option Plan (the "Plan"), the provisions of which are hereby incorporated by reference. The Plan is hereby adopted and assumed by the Company and the Company hereby assumes the obligations in respect of the Company Options. The exercise price per share, the remaining term of each Company Option and the characteristic of each Company Option as an Incentive Stock Option or as a Nonqualified Option are set forth below:

                                                                         Incentive Stock Option
Number of Shares Subject     Exercise Price Per                          (ISO) or Nonqualified
   to Company Options          Company Option       Expiration Date         Stock Option (NO)
   ------------------          --------------       ---------------         -----------------
   o    12,000                     $17.00              10/29/01                12,000 NQ
   o   172,000                     $17.75              07/12/05               172,000 NQ
   o    78,000                     $22.70              12/09/06                78,000 NQ

No portion of the above-referenced Company Options may be exercised prior to the expiration of six (6) months from the date of this Restated Stock Option Agreement, as set forth above.

         2. Terms and Conditions. In addition to the characteristics of the Company Options set forth in the above chart, it is understood and agreed that each Company Option is subject to the following terms and conditions in addition to any terms and conditions of the Plan that are not restated herein (any such terms being incorporated herein by reference):

         (a) Exercise of Option. Any exercise shall be accompanied by a written notice to the Company specifying the number of shares as to which the Company Option is being exercised. Such written notice shall be substantially in the form of Exhibit A attached hereto. Notation of any partial exercise shall be made by the Committee on Schedule I hereto.

         (b) Payment of Purchase Price Upon Exercise. At the time of any exercise and within the discretion of the Committee, the purchase price of the Common Stock shall be paid by the Optionee to the Company in cash or with Common Stock (including shares acquired pursuant to the exercise of an Option) having a total Fair Market Value, as determined by the Committee, equal to the purchase price, or a combination of cash and Common Stock having a total fair market value equal to the purchase price.

         (c) Nontransferability. The Company Options shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, the Company Options shall be exercisable only by the Optionee.

         (d) No Rights as Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock subject to the Company Options prior to the date of issuance to him of a certificate or certificates for such shares.

         (e) Investment Representation. The Committee may require the Optionee (or such other person to whom the Company Options may be transferred in accordance with the terms of this Agreement and the Plan) to deliver to the Committee at the time the Company Options or any portion of the Company Options is exercised, a written representation that the shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to distribution thereof and/or that Optionee or such other person will comply with such restrictions as may be necessary to satisfy the requirements of the federal or state securities law. Delivery of the representation required by this section shall be a condition precedent to the


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

right of the Optionee or such other person to purchase any shares of Common Stock under this Agreement.

         3. Optionee Bound by Plan. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including the terms and provisions adopted after the granting of these Company Options but prior to the complete exercise thereof.

         4. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 1900 W Place, N.E., Washington, D.C. 20018, Attention: General Counsel, and any notice hereunder to Optionee shall be addressed to him at 1900 W Place, N.E., Washington, D.C. 20018, subject to the right of either party to designate at any time hereafter in writing some other address.

         5. Counterparts. This Agreement has been executed in two counterparts each of which shall constitute one and the same instrument.

         6. Headings. Any headings preceding the text of the sections of this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

         7. Interpretations. Any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee in its sole discretion, and any interpretation by the Committee of the terms of this Agreement shall be final, binding and conclusive. All rights under this Agreement shall be governed and construed in accordance with the laws of the state of Delaware.


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


         IN WITNESS WHEREOF, BET Holdings II, Inc. has caused this Agreement to be executed by an appropriate officer and Optionee has executed this Agreement, both as to the day and year first above written.

                                   BET HOLDINGS II, INC.

                                   By: /s/ Byron Marchant
                                      ------------------------------------------
                                      Title:  Senior Vice President and Chief
                                              Administrative Officer

                                       /s/ Robert L. Johnson
                                   ---------------------------------------------
                                                     Optionee


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


                  SCHEDULE I - NOTATIONS AS TO PARTIAL EXERCISE

                                Balance of Shares


           Number of                    Non-
Date of    Purchased    Incentive     Qualified           Authorized    Notation
Exercise    Shares     Stock Option    Option     Total   Signature       Date
--------   ---------   ------------   ---------   -----   ----------    --------